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                                                                     EXHIBIT 4.4

                                 FIRST AMENDMENT
                                     TO THE
              HARTMARX SAVINGS INVESTMENT AND STOCK OWNERSHIP PLAN
              (as amended and restated effective December 31, 2000)

           WHEREAS, Hartmarx Corporation (the "Company") maintains the Hartmarx Savings Investment and Stock Ownership Plan (the "Plan"); and

           WHEREAS the Plan has previously been amended and restated and further amendment is considered necessary, desirable and appropriate;

           NOW THEREFORE, by virtue of the power reserved to the Company under subsection 16.1 of the Plan, and in exercise of the authority delegated to the Hartmarx Plan Administration Committee (the "Committee") by resolutions of the Board of Directors and the Audit and Finance Committee of the Board of Directors of the Company, the Plan, as previously amended and restated, be and it is hereby further amended in the following particulars:

           1. Effective as of January 1, 2000, by amending subsection 2.4(a) of the Plan in its entirety to read as follows:

     "(a) any amounts contributed by the Employer for the Participant's benefit under this Plan or any other profit sharing, pension, stock bonus or other retirement or benefit plan maintained by the Employer; provided, that any salary reduction amounts elected by the Participant that are not includible in gross income under Sections 125, 132(f)(4), 402(e)(3), 402(h) and 403(b) of the Code shall be included in his Annual Earnings;"

           IN WITNESS WHEREOF, the Company has caused the foregoing First Amendment to be executed by the undersigned corporate officer this 30th day of October, 2002.

                                                  HARTMARX CORPORATION

Attest:

/s/ Taras R. Proczko                    By: /s/ Glenn R Morgan
---------------------------------           -------------------------------
Taras R. Proczko, Secretary                       Glenn R. Morgan, Executive
                                                  Vice President & Chief
                                                  Financial Officer and
                                                  Member, Hartmarx Plan
                                                  Administration Committee